Exhibit 99.1

Privileged & Confidential

Press Release

NorthStar Earth & Space Announces Plans to Become Publicly Traded via Merger with Viking Acquisition Corp. I

●	Space economy has been growing rapidly (estimated $1.8T in 2035E); undetected and unmonitored space objects put national security, national sovereignty, and vitality of the space economy at risk, calling for robust infrastructure to protect high-value assets

●	NorthStar is a highly differentiated space and satellite data analytics company established to monitor and react to active space threats, recognized as mission-critical by key defense, civil, and commercial customers

●	Transaction includes a fully committed $30 million common stock PIPE anchored by Cartesian Capital Group, with participation from leading Canadian and U.S. institutional investors

●	Transaction is expected to provide the business with minimum gross proceeds of $30 million, before giving effect to any additional funds remaining in the trust account

●	New capital enables NorthStar to accelerate deployment of its space-based sensor network and scale its data and analytics platform

MONTREAL and NEW YORK, Apr. 17, 2026 (GLOBE NEWSWIRE) -- NorthStar Earth & Space Inc. (“NorthStar” or the “Company”), a global leader in Space Situational Awareness (“SSA”) and Space Domain Awareness (“SDA”), and Viking Acquisition Corp. I (“Viking”) (NYSE: VACI), a special purpose acquisition company, announced that they have entered into a definitive business combination agreement (the “Business Combination Agreement”). Upon closing of the transaction, shares of the combined company are expected to trade on the New York Stock Exchange under the ticker “NSTR”.

NorthStar’s planned constellation demonstrates industry-defining capabilities in delivering advanced, scalable SSA and geospatial intelligence services to commercial customers and governments. Through its network of bespoke sensors designed to monitor orbital activity and provide threat detection, NorthStar is uniquely equipped to service the rapidly growing space economy and to provide the necessary support systems to ensure satellite safety, support defense and security operations, and enable orbital sustainability.

Stewart Bain, Founder and Chief Executive Officer of NorthStar, said, “NorthStar intends to play a vital role in safeguarding orbital environments and advancing sustainability in space. At this critical juncture, becoming a public company provides NorthStar with unprecedented access to capital to scale our operations. The transaction positions NorthStar to keep pace with the challenges presented by the increased frequency of new launches and deliver greater value to stakeholders across the space industry. Our team is mission-driven as we seek to make a lasting positive impact on our planet through advanced Space Situational Awareness.”

“We are proud to partner with NorthStar, a company at the forefront of space-based intelligence and a clear leader in addressing the growing need for Space Situational Awareness,” said N. Håkan Wohlin, Chief Executive Officer of Viking. “NorthStar’s differentiated technology, strong customer interest, and scalable business model position it to capitalize on powerful secular tailwinds across defense, security, and commercial space. We believe this transaction offers a compelling opportunity for investors to participate in the next generation of space infrastructure.”

Beth Michelson, Partner at Cartesian Capital Group, added, “We are thrilled to build on our partnership with NorthStar as it enters its next phase of growth. We have been consistently impressed by NorthStar’s execution capabilities and its ability to commercialize space information and intelligence services. These strengths reinforce our conviction in NorthStar’s differentiated value proposition and long-term growth potential. As lead investor in this round, we are excited to support the company in scaling its platform, expanding its global reach, and unlocking new opportunities across the sector.”

Privileged & Confidential

Transaction Overview

The transaction includes a fully committed $30 million common stock PIPE anchored by Cartesian Capital Group, with participation from leading Canadian and U.S. institutional investors, which may be satisfied through a direct subscription or the purchase and non-redemption of Viking’s existing public shares. The transaction is expected to provide the business with minimum gross proceeds of $30 million, before giving effect to any additional funds remaining in the trust account.

Under the terms of the Business Combination Agreement, the transaction values NorthStar at a pre-money valuation of $300 million. The expected proceeds from the transaction will be used to fund payload capital expenditures such as sensors to include on satellites, spacecraft integration and deployment, and non-recurring engineering expenses.

Stewart Bain and the NorthStar executive team will continue to lead the Company following the close of the transaction, with the defined goal of executing NorthStar’s growth strategy.

The boards of directors of NorthStar and Viking have each unanimously approved the proposed transaction, which is expected to close in Q3 2026, subject to customary closing conditions.

Advisors

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is serving as exclusive financial advisor, lead capital markets advisor, and sole placement agent to NorthStar, and Greenberg Traurig, LLP is serving as the Company’s legal counsel. KingsRock Advisors, LLC is serving as exclusive financial advisor to Viking. Nelson Mullins Riley & Scarborough, LLP is serving as legal counsel to Viking.

About NorthStar

NorthStar’s precise information services identify and anticipate the position of space objects to enhance spaceflight safety. NorthStar is the first commercial service to deliver space-based SSA and SDA capabilities on an international scale. With headquarters in Montreal, Canada, a European headquarters in Luxembourg, and a dedicated US operation in New York, NorthStar addresses the ever-growing threat of space collisions as a major contribution to empower humanity to preserve our planet.

About Viking

Viking Acquisition Corp. I is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Viking is sponsored by KingsRock Advisors, LLC, an independent global advisory firm, with securities offered by KingsRock Securities, LLC, a FINRA member firm and SIPC. KingsRock advises on a wide range of corporate finance matters and private capital markets transactions, including debt, hybrid, equity and M&A.

Media Contacts

NorthStar

Prosek Partners

Pro-NorthStar@Prosek.com

Viking

Gil Ottensoser

Gil.Ottensoser@viking.kingsrock.com